Exhibit 10.2

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AGREEMENT EVIDENCING AN AWARD OF PERFORMANCE SHARES

January [ ], 2006

To: [ ]“Employee”

We are pleased to notify you that by the determination of the Human Resources Committee (the “Committee”) of the Board of Directors of Financial Security Assurance Holdings Ltd. (together with any successor thereto, the “Company”) an award of (Number of Shares) (           ) Performance Shares has been granted to you under the Financial Security Assurance Holdings Ltd. 2004 Equity Participation Plan (as amended from time to time, the “Plan”). Unless otherwise defined herein, all capitalized terms contained herein shall have the definitions that are ascribed to them in the Plan.

As described herein, the Performance Shares will be valued based upon the Company’s return on equity during two performance cycles, each having a term of three years. The Performance Shares will be allocated (i) 33-1/3% to the three-year performance cycle beginning January 1, 2006 and ending December 31, 2008 (the “2006/2007/2008 Cycle”) and (ii) 66-2/3% to the three-year performance cycle beginning January 1, 2007 and ending December 31, 2009 (the “2007/2008/2009 Cycle”). Subject to Section 7 of this Agreement, payouts for Performance Shares allocated to each Performance Cycle will be made in cash and/or shares of common stock, $.01 par value per share (the “FSA Stock”) of the Company following the end of such Performance Cycle, or deferred as provided in this Agreement. Until such time as FSA Stock becomes publicly traded, the Company does not expect to allow payouts with respect to Performance Shares in FSA Stock.

1.             Purpose of Award.

The purpose of the Plan pursuant to which this award of Performance Shares has been granted is to enable the Company to retain and attract executives and employees who will contribute to the Company’s success by their ability, ingenuity and industry, and to enable such executives and employees to participate in the long-term growth of the Company and Dexia S. A. by obtaining a proprietary interest in the Company or Dexia S. A. and/or the cash equivalent thereof.

2.             Acceptance of the Performance Shares Award Agreement.

Your execution of this Performance Shares award agreement (this “Agreement”) will indicate your acceptance of, and your agreement to be bound by, the terms set forth in this Agreement and in the Plan.

3.             Performance Cycles.

The Performance Shares subject to this Performance Shares award shall be allocated to the following two Performance
Cycles:

Performance Cycle	% of Performance Shares Allocated

The 2006/2007/2008 Cycle (January 1, 2006 through December 31, 2008)	33-1/3%

The 2007/2008/2009 Cycle (January 1, 2007 through December 31, 2009)	66-2/3%

4.             Performance Objectives.

Subject to the terms of this Agreement, you shall be entitled to receive FSA Stock and/or cash as provided in Section 6 of this Agreement following the end of a Performance Cycle based upon the Company’s Return on Equity or ROE (as defined below) during such Performance Cycle, which is the Performance Objective designated by the Committee with respect to your Performance Shares.

For purpose of the foregoing:

“ROE” means, in respect of any Performance Cycle, the average of:

(i)            the discount rate (expressed as an annual percentage rate) such that (a) the Adjusted Book Value per share of FSA Stock on the last day of the Performance Cycle, adjusted to exclude the after-tax change in accumulated other comprehensive income (unrealized gains and losses in the Company’s investment portfolio and any other component of other comprehensive income) during such Performance Cycle, and the dividends paid per share during such Performance Cycle, each discounted at such discount rate to the first day of such Performance Cycle, equals (b) the Adjusted Book Value per share of FSA Stock on the first day of such Performance Cycle; and

(ii)           the discount rate (expressed as an annual percentage rate) such that (a) the Book Value per share of FSA Stock on the last day of the Performance Cycle, adjusted to exclude the after-tax change in accumulated other comprehensive income (unrealized gains and losses in the Company’s investment portfolio and any other component of other comprehensive income) during such Performance Cycle, and the dividends paid per share during such Performance Cycle, each discounted at such discount rate to the first day of such Performance Cycle, equals (b) the Book Value per share of FSA Stock on the first day of such Performance Cycle.

“Adjusted Book Value” means, as of a particular date, the Book Value on such date, subject to the following adjustments, each of which shall have been derived from the Company’s IFRS financial statements for the period ended on such date (or, if not derivable from such financial statements, shall be determined in good faith by the Company), but reduced by the amount of the federal income tax applicable thereto:

(i)            add to the Book Value the sum of (A) the unearned premiums net of prepaid reinsurance premiums at such date, (B) the estimated present value of future installment premiums, net of reinsurance, at such date, (C) the estimated present value of ceding commissions to be received related to reinsured future installment premiums at such date and (D) the estimated present value of future net interest margin at such date, and

(ii)           subtract from such total the sum of (A) the deferred acquisition costs at such date and (B) the estimated present value of premium taxes to be paid related to future installment premiums.

For purposes hereof, Adjusted Book Value shall be determined excluding the after-tax effect of gains or losses attributable to mark-to-market of Investment Grade credit derivatives.

“Adjusted Book Value per share” means, as of a particular date, Adjusted Book Value on such date divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company’s Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

“Book Value” means, as of a particular date, the Company’s total shareholders’ equity on such date, as derived from the Company’s IFRS financial statements for the period ended on such date. For purposes hereof, Book Value shall be determined excluding the after-tax effect of gains or losses attributable to mark-to-market of Investment Grade credit derivatives.

“Book Value per share” means, as of a particular date, Book Value on such date divided by the number of shares of FSA Stock outstanding (excluding treasury shares other than those owned to hedge obligations under the Company’s Deferred Compensation Plan(s) or Supplemental Executive Retirement Plan(s)) on such date.

The effect that the ROE for a particular Performance Cycle shall have on the value of the Performance Shares allocated to such Performance Cycle is set forth in Section 6 below. The Committee shall determine the extent to which the Performance Objective defined herein has been achieved by the Company in the applicable Performance Cycle. Such determination by the Committee shall, in the absence of bad faith or manifest error, be final and binding on you.

If, any time after the date of the award made hereunder, any change shall occur in or affect the FSA Stock or Performance Shares on account of any increase or decrease in the number of outstanding shares of FSA Stock resulting from payment of a stock dividend on FSA Stock, a subdivision or combination of shares of FSA Stock, a reclassification of FSA Stock, a recapitalization involving the Company or in the event of a merger or consolidation in which the Company shall be the surviving corporation, then the Committee shall make such adjustments, if any, that it deems necessary in the number of shares of FSA Stock allocated to awards of Performance Shares then outstanding to reflect such change. In the event of an Internal Reorganization, as defined below, (providing for a new holding company for the FSA group of companies), (i) the Committee shall make such adjustments to then outstanding Performance Shares (including Performance Shares underlying outstanding Performance Share Units) as it shall deem appropriate to reflect such Internal Reorganization so that, with respect to your outstanding Performance Shares, you are compensated based upon the overall performance of the reconstituted FSA group of companies, including, without limitation, adjusting the number of shares of FSA Stock allocated to such Performance Shares and adjusting the Performance Objectives or manner of calculating the Performance Objectives in respect of such Performance Shares; and (ii) the term “Company” shall be deemed to refer to such new holding company and the term “FSA Stock” shall be deemed to refer to the securities of such new holding company for all purposes of the Plan. For purposes hereof, “Internal Reorganization” means the direct or indirect acquisition of all or substantially all of the outstanding FSA Stock by a newly organized holding company established to own the Company and other companies engaged or to be engaged in the financial guaranty insurance business, immediately following which Dexia continues to own, directly or indirectly, shares of capital stock of the Company entitling Dexia to, directly or indirectly, cast more than 90% of the votes for the election of directors of the Company.

To reflect a change in, or a change in the application by the Company of, tax laws or regulations or accounting principles (including, without limitation, by reason of any error in applying such laws, regulations or principles), the Performance Objectives relating to Performance Cycles not then completed under this award shall be adjusted by the Committee so as to reflect such change to preserve the value of the Performance Shares consistent with the intent and the purpose of the Plan, provided the Company’s independent auditors shall have determined that such adjustments shall not result in the Company’s loss of deductibility under Section 162(m) with respect to your compensation if it is, in the reasonable belief of the Committee, subject thereto. Further, if the Company’s deductibility with respect to your award of Performance Shares will not, in the reasonable belief of the Committee, be subject to Section 162(m) of the Code, the Committee may, in its discretion and independent of any determination made by the Company’s independent auditors, make adjustments to the Performance Objective hereunder in respect of Performance Cycles not then completed so as to reflect a change in, or a change in the application by the Company of, tax laws or regulations or accounting principles (including, without limitation, by reason of any error in applying such laws, regulations or principles) to preserve the value of the Performance Shares consistent with the intent and the purpose of the Plan and, in addition, may make adjustments to the Performance Objective hereunder and other terms hereof that are not, in the reasonable belief of the Committee, materially adverse to you or the value of the Performance Shares as shall allow the Performance Shares awarded hereunder to qualify as “equity instruments” provided in exchange for employee services within the meaning of Statement of Financial Accounting Standards No. 123 as in effect from time to time.

5.             Vesting.

On the date hereof, you are vested in none of the Performance Shares subject to this award. You will become vested in your Performance Shares immediately upon completion of the Performance Cycle to which those Performance Shares attach, subject to earlier vesting or forfeiture as provided in this Agreement or the Plan.

If your employment with the Company should terminate prior to completion of a Performance Cycle for Cause or other than by reason of death, Disability or Retirement or termination by the Company without Cause, you will forfeit, and will not be entitled to any distribution or payment under Section 6 of this Agreement with respect to, Performance Shares which have not vested on or prior to such termination of employment.

The Plan provides for vesting of all your Performance Shares upon termination of employment upon your death or Disability. The Plan provides for partial vesting of your Performance Shares upon termination of your employment by the Company without Cause or Retirement prior to the completion of the related Performance Cycle, with the percentage, if any, of your Performance Shares vesting being equal to the percentage of the term of the Performance Cycle during which you were employed by the Company (or such greater percentage as the Committee, in its sole discretion, shall approve), and with the unvested balance of your Performance Shares being forfeited.

If, after a Qualified Change in Control (as defined in the Plan), your employment is terminated without Cause or you voluntarily terminate your employment for Good Reason prior to completion of any Performance

Cycle for Performance Shares outstanding at the time of the Change in Control, then the Plan provides for accelerated vesting and payout of such Performance Shares as described in Section 9 of this Agreement.

6.             Distributions and Payments on Completion of Performance Cycle.

In furtherance of an election made under Section 7 of this Agreement, and subject to the Company’s rights thereunder, distributions of shares of FSA Stock and/or payments of cash with respect to Performance Shares allocated to a particular Performance Cycle covered by this award shall be made to you within one hundred twenty (120) days after the completion of such Performance Cycle in accordance with the Committee’s determination of the achievement of the applicable Performance Objective, unless you shall have made a deferral pursuant to Section 8 of this Agreement. Provided you shall have been employed by the Company through the date on which a particular Performance Cycle shall have been completed, or your employment with the Company shall have been terminated prior thereto by reason of death or Disability, or the Performance Shares awarded hereunder are otherwise vested pursuant to the terms of this Agreement or the Plan, you shall be entitled to receive with respect to this Agreement:

(1)           a number of shares of FSA Stock to be determined in accordance with the following formula:

a x b = c; or

(2)           a cash payment in an amount to be determined in accordance with the following formula:

a x b x d = e; or

(3)           a combination of FSA Stock and cash in the amounts determined in accordance with the formulae set forth in clauses (1) and (2) above, provided, however, that, in such event, in each such formula a shall be multiplied by the percentage that represents the portion of the Performance Shares allocated to such Performance Cycle to be paid in FSA Stock or cash, as the case may be;

where:                    a =          the number of Performance Shares allocated to the applicable Performance Cycle under this Agreement;

b =          the percentage (which may be more than 100%), which represents the extent to which the Performance Objective defined herein has been achieved by the Company in the applicable Performance Cycle; specifically, subject to Section 4 of this Agreement, the ROE calculated for each Performance Cycle will determine such percentage according to the following table:

Performance Cycle ROE	Percentage of Performance Objective Achieved
19% or higher	200%
16%	150%
13%	100%
10%	50%
7%	0%

All points in between will be interpolated using the straight line method.

c =           the number of shares of FSA Stock to be distributed to you at the end of the applicable Performance Cycle under this Agreement;

d =          the Fair Market Value of a share of FSA Stock as of the day the Committee determines the extent to which the Performance Objective has been achieved by the Company in the applicable Performance Cycle; and

e =           the amount of the cash to be paid to you at the end of the applicable Performance Cycle under this Agreement.

For purposes hereof, so long as the FSA Stock is not listed on a national securities exchange, “Fair Market Value” of a share of FSA Stock shall equal the greater of (i) the product of 0.85 and the Adjusted Book Value per share of FSA Stock as of the last day of the calendar quarter ending prior to the date of determination of Fair Market Value and (ii) the average of (a) the product of 1.15 and the Adjusted Book Value per share of FSA Stock as of the last day of the calendar quarter ending prior to the date of determination of Fair Market Value and (b) the product of 14 and Operating Earnings per share of FSA Stock as of the last day of the calendar quarter ending prior to the date of determination of Fair Market Value. For purposes of the foregoing, “Operating Earnings” shall mean, as of a particular date, net income of the Company for the first four completed calendar quarters ended on or prior to such date less the after-tax effect of gains or losses attributable to mark-to-market of Investment Grade credit derivatives, as determined by the Company, consistent, as applicable, with its determination of net income from time to time under IFRS.

In the event you shall not have been employed by the Company through the date on which a particular Performance Cycle covered by this award has been completed, you shall be entitled to receive the foregoing distribution and/or payment with respect to the number of Performance Shares, if any, which have vested (by reason of Termination without Cause or Retirement during such Performance Cycle or otherwise) but with respect to which a distribution or payment had not previously been made with respect thereto.

7.             Election to Receive FSA Stock or Cash.

Subject to the provisions of this Section 7, payouts for Performance Shares allocated to each Performance Cycle will be made in cash and/or shares of FSA Stock of the Company following the end of such Performance Cycle, or deferred as provided in this Agreement. Until such time as FSA Stock becomes publicly traded, the Company does not expect to allow payouts with respect to Performance Shares in FSA Stock. In the event that the Company does allow payouts with respect to Performance Shares in FSA Stock then, subject to Section 9 hereof, prior to the date on which a Performance Cycle shall be completed with respect to this award of Performance Shares, you will have an opportunity to make an election to receive your distribution, if any, following completion of such Performance Cycle, in shares of FSA Stock and/or cash. Such election shall be made in writing and shall be delivered to the Company’s Chief Financial Officer or General Counsel, or such other officer as the Committee shall from time to time designate. Notwithstanding any such election made by you, the Committee may, in its sole and absolute discretion, satisfy the Company’s obligations to you either by delivery of FSA Stock, subject to the availability of such FSA Stock under the Plan, or by paying cash. If you fail to make a timely election, the Committee shall have the sole discretion to deliver shares of FSA Stock and/or pay cash to satisfy any such obligation.

In the event you elect to receive shares of FSA Stock in satisfaction of all or part of the Company’s obligations under Section 6 of this Agreement with respect to the completion of a particular Performance Cycle, and the aggregate number of shares of FSA Stock subject to elections made by all Participants exceeds the maximum number of shares of FSA Stock reserved and available for distribution under the Plan (the “Reserved Stock”), the Committee shall have the absolute and sole discretion to satisfy such obligations by reducing the number of shares of FSA Stock delivered pursuant to such elections to the number of shares of FSA Stock then equal to the Reserved Stock. In such event, the Committee shall reduce the aggregate number of shares of FSA Stock deliverable to you pursuant to your election pro rata among all Participants making similar elections, based upon the number of shares of FSA Stock otherwise deliverable pursuant to such elections. The Company shall satisfy the obligations to you, which remain unsatisfied following a distribution made pursuant to the foregoing reduction, by paying cash in accordance with Section 6 of this Agreement.

8.             Election to Defer.

The Committee has established procedures for deferral of award payments under the Plan and under the Financial Security Assurance Holdings Ltd. 2004 Deferred Compensation Plan, as amended from time to time (the “Deferred Compensation Plan”), for eligible employees. You may elect, if so eligible, to defer receipt of any FSA Stock and/or cash to which you may be entitled pursuant to this Agreement, provided such election to defer shall have been made in writing to the Committee in accordance with procedures established by the Company pursuant to the Deferred Compensation Plan. The effect of a timely election to defer under this Section 8 will be that the Committee shall direct that the deferred amount be an obligation of the Company to you under the Plan or the Deferred Compensation Plan, as the case may be, and your rights with respect thereto will thereafter be governed by the Plan or the Deferred Compensation Plan, as the case may be.

9.             Change in Control.

In the event of a Change in Control, the Committee shall make such adjustments, if any, to the Performance Objectives and/or the method of calculating the Performance Objectives as it shall deem necessary or appropriate to preserve the value of the Performance Shares consistent with the intent and the purpose of the Plan.

If your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason (as defined in the Plan) after a Qualified Change in Control, in either case prior to the completion of any Performance Cycle in respect of the Performance Shares subject to this award, then all Performance Shares subject to this award outstanding at the time of the Change in Control and having Performance Cycles which shall not have been completed prior to the date of termination of employment (the “Operative Date”) shall become fully vested and shall be paid on the date that is six months after the Operative Date (the “Six-Month Period”). The Committee shall value all Performance Shares in respect of Performance Cycles which shall not have been completed on or before the Operative Date based upon the formulae set forth in Section 6 except that b shall be equal to a percentage (the “Minimum Percentage”) equal to (i) for all Performance Cycles that do not include at least one completed year at the Operative Date, 100%, and (ii) for all Performance Cycles that include at least one completed year at the Operative Date, a percentage (which may be more than 100%), which represents the extent to which the Performance Objectives set forth in such award have been achieved by the Company in the applicable Performance Cycle assuming that the Company achieved 100% of its Performance Objectives for each year not completed at the Operative Date. In the case of any Performance Cycle completed during the Six-Month Period, payment of any amounts due shall be made in accordance with Section 6 of this Agreement, provided that any incremental payment due pursuant to the foregoing provisions of this Section 9 by reason of application of the Minimum Percentage shall be payable at the end of the Six-Month Period.

10.           No Rights as a Stockholder.

Neither you, nor any person entitled to exercise your rights hereunder in the event of death, shall have any rights of a stockholder with respect to any shares of FSA Stock subject to your award of Performance Shares, except to the extent that a certificate for such shares shall have been issued as provided for herein.

11.           Non-Transferability of Performance Shares.

This award of Performance Shares shall not be transferable except by will or the laws of descent and distribution.

12.           Subject to Terms of the Plan.

This Agreement shall be subject in all respects to the terms and conditions of the Plan and in the event of any question or controversy relating to the terms of the Plan, or any ambiguity in interpreting the provisions thereof, the decision of the Committee shall be conclusive.

13.           Miscellaneous.

(a)           All decisions made by the Committee pursuant to the provisions of this Agreement and the Plan (including without limitation any interpretation of this Agreement and the Plan) shall be final and binding, in the absence of bad faith or manifest error, on all persons and otherwise entitled to the maximum deference permitted by law, including the Company and you. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of New York, in accordance with the Commercial Rules of the American Arbitration Association then in force and New York law. In any dispute or controversy or claim challenging any determination by the Committee, the arbitrator(s) shall uphold such determination in the absence of the arbitrator’s finding of the presence of bad faith or manifest error of the Committee. The arbitration decision or award shall be final and binding upon the parties. The arbitration shall be in writing and shall set forth the basis therefor. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall bear its own costs with respect to such arbitration, including reasonable attorneys’ fees; provided, however, that: (i) the fees of the American Arbitration Association shall be borne equally by the parties; and (ii) if the arbitration is resolved in your favor, your costs of arbitration (including such fees) shall be paid by the Company.

(b)           All certificates for shares of FSA Stock delivered pursuant to this Agreement shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the FSA Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this section shall not be effective if and to the extent that the shares of FSA Stock delivered under the Plan and hereunder are covered by an effective registration statement under the Securities Act of 1933, as amended, such that application of such provisions is no longer required, or if and so long as the Committee otherwise determines that such application is no longer required.

(c)           This Agreement shall not confer upon you any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate your employment at any time. Notwithstanding any other provisions of this Agreement or the Plan, if the Committee determines that any individual entitled to take action or receive payments hereunder is an infant or incompetent by reason of physical or mental disability, it may permit such action to be made by or cause such payments to be made to a different individual, without any further responsibility with respect thereto under this Agreement or the Plan.

(d)           The Company shall be entitled to withhold from any distribution of FSA Stock or cash made under this Agreement the amount of taxes the Company deems necessary to satisfy any applicable federal, state and local income and employment tax withholding obligations arising from the payment of the award or to make other appropriate arrangements with you to satisfy such obligations. The Committee, in its discretion (and giving consideration to, without limitation, Section 16 of the Securities Act of 1933, as amended), may permit you to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold FSA Stock that you already own, having a value equal to the amount required to be withheld. The value of shares to be withheld, or delivered to the Company, shall be based on the Fair Market Value of the shares, as determined in accordance with procedures to be established by the Committee, on the date the amount of tax to be withheld is to be determined.

(e)           Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Code to avoid taxation under Section 409A(a)(1) of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of the Plan and this Agreement consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A(a)(1) of the Code.

(f)            All notices hereunder shall be in writing and, if to the Company, shall be delivered or mailed to its principal office, addressed to the attention of the General Counsel; and if to you, shall be delivered personally or mailed to you at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 13.

(g)           The failure of you or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right you or the Company may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(h)           This Agreement contains the entire agreement between the parties with respect to the subject hereof and supersedes all prior agreements, written or oral, with respect thereto.

(i)            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

Sincerely yours,

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

By:
Sean W. McCarthy, President
Agreed to and accepted as of the
date first set forth above (Please sign on the line
below and print name in the space provided):

(signature)

Name:
(print name)